Exhibit 99.2

Questcor Pharmaceuticals (Nasdaq: QCOR Q1 2012 Earnings Call)

April 24, 2012

MANAGEMENT DISCUSSION

Operator: Good day, ladies and gentlemen and welcome to the Questcor Pharmaceuticals, Inc. Q1 2012 earnings call. As a reminder, today’s conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Doug Sherk. Sir, you may begin.

Doug Sherk

Thank you, Operator and good afternoon, everyone. Thank you for joining us today for the Questcor Pharmaceuticals conference call to discuss the first quarter of 2012 financial results. This afternoon after market closed, Questcor received its first quarter earnings release, which is posted on the company’s website at www.questcor.com.

Today’s call is also being broadcast live via the webcast, which is also available at the Questcor website. A slide presentation will accompany today’s remarks by management. To access both the webcast and the presentation slides, go to Questcor’s website at www.questcor.com. Click the Investor Relations link, and then click on events and presentations.

If you are listening via telephone today to the call, to review the accompanying presentation slides, navigate to the live webcast at www.questcor.com. Then choose the audio/slides only option to review the slides in conjunction with the live conference call.

There will be a taped replay of this call which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call.

Before we get started I would like to remind you that during the course of this conference call management will make projections and forward-looking statements regarding future events. We encourage you to review the company’s past and future filings with the SEC, including without limitation the company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements. These factors include Questcor’s reliance on Acthar for substantially all of its net sales and profits.

During the question-and-answer session today, please keep your questions to two and then re-queue for any additional questions.

Now please let me turn the call over to Don Bailey, President and Chief Executive Officer of Questcor Pharmaceuticals.

Don Bailey

Thanks, Doug. Good afternoon, everyone. With me today are several other members of our management team including Steve Cartt, Chief Operating Officer; Dr. David Young, Chief Scientific Officer; and Mike Mulroy, Chief Financial Officer. They will all be making prepared remarks. Several other members of the executive team are also available to answer questions.

Questcor’s unconventional, but simple business model continues to produce excellent financial results. Shipped vials, net sales, and earnings were all up well over 100% year over year. We continue to expand nephrologist and neurologist awareness of patient benefits from Acthar and as a result, paid prescriptions continue to increase. Driving our growth in the first quarter was the strong increase in paid prescriptions written by nephrologists to treat patients with nephrotic syndrome, a serious kidney ailment.

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After a successful pilot program, we stepped up our nephrology commercial effort last October. The expected revenues from nephrotic syndrome prescriptions are accelerating to the point that by our calculation, nephrotic syndrome script value now exceeds MS. This estimate includes not only the revenue in the first quarter for nephrotic syndrome, but also the expected revenue in the next two quarters, as Acthar nephrotic syndrome prescriptions are filled over about a six-month timeframe.

From a treatment perspective, the number of vials needed to treat a nephrotic syndrome patient averages over four times the number of vials needed to treat an MS patient. We expect this dynamic to continue as we more than double the size of the commercial effort for nephrotic syndrome by early June and as results from various Acthar studies in nephrotic syndrome become available. In fact, initial results from one study became available just this week, and Steve will comment on this particular study shortly.

We believe our sales will continue to grow due to three key factors. First, Acthar provides benefits to many difficult-to-treat patients not responding to other treatments. Second, our market penetration in terms of the total number of nephrologists and neurologists prescribing Acthar, while growing, remains relatively small. Third, we have assembled and are expanding an excellent experienced commercial team that is successfully executing our straightforward growth plans.

In a few moments, Steve will review the development of that commercial team during the quarter, as well as the team’s expansion plans for the remainder of 2012. The core focus of these expansion plans remains on helping patients with serious difficult-to-treat medical conditions. This core focus includes an emphasis on reimbursement support.

While insurance coverage remains quite solid, Questcor also provides an important safety net for the needy, and has supplied $150 million of Acthar free-of-charge to uninsured and underinsured patients. In addition, this core focus drives us to further build out our understanding of the potential immune-modulating properties of Acthar and study other inflammatory and autoimmune diseases that are already on the Acthar label. David Young will provide an update on the 40 pre-clinical and clinical studies that are in various stages of progress in a few moments. Finally, we used our stock buyback program to purchase approximately 800,000 shares in March.

Now I’d like to turn the call over to Steve Cartt, our Chief Operating Officer, who will provide some more detail on our first quarter operating highlights and the plan for the remainder of the year.

Steve Cartt

Thanks, Don, and good afternoon everyone. I’ll first focus on quarterly paid prescriptions for the three key markets that we presently serve. The chart now on the screen shows nephrotic syndrome prescription growth for Acthar on a quarterly basis over the last two years.

Some of you may recall that we initiated a pilot selling effort in nephrology with five reps during the second quarter 2011. As you may recall, at the end of the third quarter of last year we completed the expansion of our dedicated nephrology sales force from five to 28 representatives. That team performed extremely well during the fourth quarter, as 146 paid Acthar prescriptions were shipped to nephrotic syndrome patients during the quarter.

In the first quarter, we built on that momentum as paid prescriptions increased to 238. We calculate the annualized value of this number of quarterly prescriptions to be about $175 million. Despite good progress, we’re still very early in this commercial effort and believe there is significant opportunity for growth ahead of us. There are many nephrologists that we have not yet called on, and this second expansion to 58 reps will allow us to significantly increase the number of doctors we can reach.

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Insurance reimbursement for Acthar in nephrotic syndrome continues to be very good, with more than 85% of private insurance prescriptions covered. We attribute this continued strong coverage to the severity of the health outcome if nephrotic syndrome is not adequately treated, coupled with the fact that Acthar is indicated and approved for this condition and there are few other treatment options.

Further supporting both coverage and prescribing activity is the ongoing flow of positive results coming from the various studies we are funding. In fact, data from one study at the University of Toronto is being presented just this week at the Canadian Nephrology Society Annual Meeting. This particular study found that about two-thirds of patients with nephrotic syndrome due to idiopathic membranous nephropathy had their proteinuria drop by 50% or more due to Acthar treatment.

Because of faster-than-expected Acthar prescription growth in nephrology, we told you back in February about our plans to further expand the nephrology sales force from 28 to 58 representatives during this year. This expansion is well ahead of schedule and, in fact, the hiring has been completed. Training is taking place during April and May, and we expect 100% of the new hires will be in the field selling by early June. I’m also happy to report that we continue to be very fortunate with our recruiting efforts and are bringing the highest caliber sales personnel into our commercial organization.

Now, let’s turn our efforts to multiple sclerosis. During the first quarter, with the same number of representatives as we had a year ago, we approximately doubled the number of paid MS prescriptions as were generated in the first quarter of last year. The chart now on the screen shows MS prescription growth for Acthar on a quarterly basis.

During the first quarter, quarterly paid MS prescriptions hit 1,000. Our year-over-year growth in MS paid prescriptions is due to positive patient outcomes, increasing awareness among neurologists and patients about how Acthar can help patients not fully benefiting from other therapies, continued excellent Acthar insurance coverage for MS relapses, and the increasing productivity of our MS commercial team.

Our next chart shows the same MS paid prescription data on a monthly basis. While some months are sequentially down and others up, the overall trend reflects steady growth over the last three years.

Clearly our approach in the MS relapse market is working. We continue to believe that our penetration of this market is modest at best, with only 1,000 MS prescriptions in the quarter. We calculate the annualized value of this level of quarterly MS prescriptions to be about $170 million. There are as many as 200,000 MS relapses annually in the US.

In addition, extensive MS patient survey data indicates that a significant percentage of MS patients report problems when using first-line steroid treatment for relapses. Given this, we believe we still have a lot of room to grow in this market and that expanding our neurology sales force will enable us to further broaden physician awareness of the appropriate role for Acthar in MS relapse management.

Thus, we’re planning to add approximately 30 more neurology representatives to our team, bringing the total to about 110 reps in our neurology sales force. The expansion effort is now underway and we expect hiring and training to be completed sometime in August, again, ahead of the prior schedule that we provided. Following this expansion, we will have an increased sales emphasis on key academic centers and major MS clinics around the country. Importantly, we are also investing in the infrastructure to support our two sales forces with new hires in marketing, reimbursement and compliance, so that we can continue to successfully support our rapid growth.

Turning briefly to infantile spasms, there were a total of 112 paid prescriptions for Acthar in the first quarter. While paid IS prescriptions have varied quarter-to-quarter over time, we’re encouraged with the solid prescription levels we have seen during the past three quarters. The growth in Acthar prescriptions has led to consistent growth in vials shipped.

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We had set a new record for vials shipped in the fourth quarter, with 3,360, only to break this new record by a comfortable margin in the very next quarter, the first quarter of 2012 with 4,111 vials shipped. This, of course, has resulted in significant growth in sales and earnings.

On a final commercial note, during our last call we mentioned that we had preliminary plans to initiate a pilot selling effort in rheumatology late this year, much like the pilot effort we conducted in nephrology in 2011 that preceded the creation of our full nephrology sales force. We continue to plan for a rheumatology selling effort later this year and look forward to providing further updates on this pilot in the coming months.

Switching gears, we continue to support important outside research projects and invest in our own company-sponsored research programs to bring you up to date on our comprehensive efforts in research and development; I will now turn the call over to Dr. David Young, our Chief Scientific Officer.

David?

David Young

Thanks, Steve. Good afternoon, everyone. As noted by the newest research analyst to cover Questcor, Acthar can truly be considered a pipeline within a drug. While quite rare, there are in fact a few other successful examples of the type of product. Soliris and Botox come to mind, for example.

We have a significant opportunity with Acthar to expand use from our three existing markets that Steve just discussed to other markets that are part of the list of 19 approved on-label indications. In addition, as we’ve been learning more about the pharmacology of Acthar, including how and why Acthar acts differently than steroids, there are many other new indications with unmet medical needs where we and others believe Acthar could provide a significant clinical benefit.

Currently, we have approximately 20 company-sponsored preclinical and clinical studies ongoing and are supporting around 20 ongoing investigator-initiated studies. Our present studies consist of those focused in three major areas: first, on pharmacology, which means better understanding of how Acthar works and how it is different from steroids or other melanocortin peptides; second, on producing additional supporting data for the commercial team for the 19 on-label indications; and third, on investigating new indications to support the potential future expansion of the label.

NS, MS, lupus, are among the key on-label indications Questcor R&D has ongoing research in, while the new indication research investigates the use of Acthar in such diseases as diabetic nephropathy, and diseases or disorders where the immune-modulating effect of Acthar may be of benefit. Outside investigators are also doing research in many on-label and off-label areas in the form of investigator-initiated studies.

The investigator-initiated research includes on-label areas such as NS, MS, IS, lupus, polymyositis, as well as off-label areas such as MS maintenance treatment, autism, traumatic brain injury, ALS and migraine. We have additional R&D projects in the planning stages as we expand our scientific efforts. In the future, we will expand our efforts to investigate more on-label and more new uses for Acthar.

As we learn more about how Acthar works, we are particularly intrigued by the apparent immune modulating effects of Acthar. That characteristic of course has the potential to provide significant benefit to many patients who are currently underserved by available therapies in a variety of autoimmune and inflammatory diseases. We anticipate that our efforts will not only help those patients in need, but also add significant value to Questcor.

Now Mike Mulroy, our CFO, will discuss our financial highlights. Mike?

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Michael H. Mulroy

Thanks, David. Net sales for the first quarter were $96 million, up 161% over the $36.8 million Questcor achieved in the first quarter of 2011, with the increase driven by increased physician acceptance of Acthar to treat serious difficult-to-treat medical conditions.

While our operating expenses have grown significantly since the first quarter of 2011, due to the growth of both our commercial operation and our research and development program, as well as an expanded infrastructure to support a larger company, this growth in operating expenses has been more than offset by our growth in net sales. This has resulted in an operating margin of 60% in the first quarter of 2012, up from 44% in the year-ago period.

In the first quarter of 2012, our sales reserve rate was 14% of gross sales as compared to 24% for the year-ago period. Medicaid accounted for the lion’s share of our sales reserves in the first quarter. We see more Medicaid for patients with infantile spasms than we do for MS or nephrotic syndrome. As such, our shift in business mix due to the significant growth in MS and nephrotic syndrome since the first quarter of 2011 has driven this reduction in our overall sales reserve rate. As a reminder, we do not generate any net sales on Medicaid business due to our 100% rebate position.

Turning to the bottom line, GAAP earnings per share for the quarter were $0.58 diluted, based on 66.5 million diluted shares outstanding, up from $0.17 in the first quarter of last year. Non-GAAP EPS were $0.61.

During the first quarter of 2012 Questcor shipped 4,111 vials of Acthar, up 105% compared to the year-ago quarter. The company’s quarterly vial shipments continue to be subject to significant variation due to the size and timing of individual orders received from Questcor’s distributor. The timing of when these orders are received and filled can significantly affect net sales, operating income and net income in any particular quarter.

For example on the last day of the first quarter of 2012, Questcor filled an order for 180 vials. This shipment favorably impacted net sales by approximately $4 million and earnings per share by approximately $0.04 for the period.

Due to this final order in the quarter, first quarter ending channel inventory appeared to be higher than the level at the end of the fourth quarter of 2011 and higher than the range of channel inventory over the past several quarters. This higher level of channel inventory resulted in an increase in our sales reserve rate over the prior sequential quarter. The company believes that investors should consider the company’s results over several quarters when analyzing the company’s performance.

Operating cash flow during the first quarter was $40.9 million, driven primarily by net income of $38.5 million for the first quarter ended March 31, 2012. As of April 20, Questcor’s cash, cash equivalents and short-term investments totaled $248 million and AR was $37 million.

Return on equity was 68% for the first quarter. We returned approximately $29 million to shareholders in the quarter through our open market repurchase of 798,285 shares at an average price of $36.31 per share. We have returned $107.4 million through share repurchases under our repurchase program since the beginning of 2008, representing approximately 40% of our operating cash flow over that same period.

Now I’ll turn the call back to Don.

Don Bailey

Thanks, Mike. So to summarize, we’re off to a good start to 2012. Focus on helping more patients with unmet medical needs led to another record financial performance for Questcor. We believe Acthar provides substantial benefits to many patients who would otherwise continue to suffer the effects of serious difficult-to-treat disorders.

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We are expanding the organization and associated infrastructure to address the significant growth opportunities in front of us. We are continuing to focus on nephrotic syndrome and MS sales. And at the same time, we’re investing in research and development to learn about the possible therapeutic applications of Acthar to treat other inflammatory and auto immune diseases. Questcor’s future looks bright.

Operator, you may now open up the call to questions.

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QUESTION AND ANSWER

Operator: [Operator Instructions] And our first question comes from David Amsellem from Piper Jaffray. Your line is open.

<Q – David Amsellem – Piper Jaffray, Inc.>: Thanks. Just a couple of questions. First on the inventory, how should we think about the progression of inventory in the second quarter? And does that $4 million number that you cited necessarily mean or point to a headwind in recorded sales in 2Q?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: I’ll let Mike Mulroy answer that question.

<A – Michael Mulroy – Questcor Pharmaceuticals, Inc.>: Yeah, I think to some degree, that’s right. As discussed in our press release, we filled that order, and as I just commented on, we filled it on the last day of the quarter. And channel inventory at the end of the first quarter there, it increased over the prior quarter by about that same amount, by about approximately 180 vials.

<Q – David Amsellem – Piper Jaffray, Inc.>: What is -?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: So, David – since that’s the case, we don’t really know what will happen at the ending inventory for Q2, but if we returned to normal, then basically it’s like that 180-vial order, $4 million sales was really shifted from Q1 to Q2, or Q2 to Q1.

<Q – David Amsellem – Piper Jaffray, Inc.>: Got it. Okay. And then -

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Not a headwind, per se, but it’s just there.

<Q – David Amsellem – Piper Jaffray, Inc.>: Okay. That’s helpful. And then on the competitive landscape, what’s your sense of how long it could take Novartis to bring its synthetic corticotropin to the U.S. market if that’s what they’re doing? And also to what extent is their usage of it right now in the U.S. on, I guess, a compassionate use basis? Thanks.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: We have no information that anybody is bringing anything to the United States or that anybody has started any program for a competitive product. And we don’t know of any significant use of that drug in the United States at all. So, I could turn the question over to David Young. He could probably give you a quick answer on what it would take to bring a new product to market in the United States.

<A – David Young – Questcor Pharmaceuticals, Inc.>: Yes, thanks. It really depends on what the product is. They could try to bring a generic or a biosimilar, which would be almost impossible, given the guidances. If they try to bring in a different molecule, like the Novartis product, which is a completely different peptide, then that also would be difficult, because it wouldn’t compete with us in terms of being equal to us. So it’s – we don’t have a great idea of anything coming in now, but even if something was to come in soon, it would take many, many years before it gets approved.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Yeah. David, all they would end up with is very little exclusivity. On the particular case you mentioned, they would probably only get three years exclusivity, so – and they have to run trials.

<A – David Young – Questcor Pharmaceuticals, Inc.>: That’s correct.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: I don’t think that this – the business economics work at all.

<Q – David Amsellem – Piper Jaffray, Inc.>: One last quick one if I may. Any update on the timing of results from your Phase IV study in idiopathic membranous nephropathy?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: David Young, you want to take a shot at that?

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<A – David Young – Questcor Pharmaceuticals, Inc.>: Sure. That study is going very slow and there are a couple of reasons. One is because patients who are eligible for the study would actually rather get a prescription than potentially go in the study and get a placebo. So we’ve had a number of patients who do not want to be in the study because they can just get the prescription, which helps us in another area, in terms of sales. But also, the other reason is because we have strict definitions of treatment resistance and inclusion/exclusion criteria. So it has been going slow. We’re going to be loosening those up a little bit, but still keep the integrity of the study. So, hopefully it will speed up a little bit now.

<Q – David Amsellem – Piper Jaffray, Inc.>: All right. Thanks, guys.

Operator: Thank you. Our next question comes from Tim Chiang from CRT capital. Your line is open.

<Q – Tim Chiang – CRT Capital Group LLC>: Thanks. David, could you talk a little bit about the sales force expansion? Do you expect there to be any sort of disruption in 2Q with the nephrotic syndrome sales force new hires and also the MS sales force new hires?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Steve, maybe you should answer that question and address both nephrotic syndrome and MS?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yes. Very good questions. Generally in the past when we’ve had sales force expansion, we have talked about the disruption factor in those expansions, and that is a real factor. For example, you can have a sales rep who has been working on developing relationships with doctors in their territory, and then all of a sudden, they lose a portion of their doctors that they have relationships with and those doctors are moved to a new sales rep.

So there can be some disruption, and we would expect to see some. We generally do. We try to keep that to a minimum, and there are a variety of ways to do that, but we’d expect to see some. We’ve had a number of promotions as we’ve expanded in nephrology, for example. We’ve had people promoted into management positions, and so they’re out recruiting for new hires. They’re no longer really making sales calls. And we’ve also had some people promoted into sales training positions.

So, yeah, disruption is definitely an important factor to keep in mind. It’s generally very temporary. We’ve been pretty good at minimizing it in the past, and that’s the plan this time. But we may see a little bit.

<Q – Tim Chiang – CRT Capital Group LLC>: Maybe one follow-up, you guys talked about expanding the R&D effort. How much additional cost do you think you will take on this year in R&D?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: That’s a good question, Tim. Our expenses in Q1 in R&D, were pretty well flat to Q4. But we expect expenses in Q2 in R&D to go up significantly as many of these 40 studies kick in.

<Q – Tim Chiang – CRT Capital Group LLC>: Don, how many studies are you actually doing, I guess, on the clinical side? Aside from the Phase IV study you’re doing and the Phase II study in diabetic nephropathy, are there other clinical studies that you’re going to initiate?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Well, those are the only company-sponsored clinical studies that will be going on during Q2. But many of these other studies, it’s just the sheer number of them are kicking into higher gear. By comparison, six months ago, we probably had 30 studies. So there’s just a greater level of activity.

Operator: Thank you. Our next question comes from Mario Corso from Caris & Company. Your line is open.

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<Q – Mario Corso – Caris & Co., Inc.>: Yes. Thanks for taking my questions and congratulations on the good quarter. A couple of things I wanted to ask about. I assume there’s nothing to report on the legal front in terms of any requests for information from any governmental bodies. Commercially, you’re a little over a year into nephrotic syndrome now, and I’m wondering kind of what you’ve learned and what you see at this point in terms of any trends in vials or treatment trends, when physicians treat and when they don’t treat? And then finally, on lupus, can you talk about at all what’s going on there, where you are in terms of kind of study planning or case series initiation? Thanks a lot.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Okay. Well, let me let Steve Cartt answer the question about what we’ve learned in nephrotic syndrome. Basically, the key thing we’re learning is the drug works, and it’s helping patients. Steve, you want to elaborate?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yeah, we’re constantly learning as we go forward about Acthar. And as Don mentioned, we’ve had a lot of positive reports and it’s expanding beyond idiopathic membranous nephropathy. We’ve definitely had quite a few positive reports of patient successes who have FSGS and other underlying kidney diseases that’s resulted in their nephrotic syndrome situation.

So the drug definitely seems to be working and that’s borne out in this abstract that’s being presented this week at the Canadian Society of Nephrology Meeting that I mentioned. Data looks good there as well. So all indications are the drug is working and we’re seeing the typical course of treatment is about six months, 80 units twice weekly. Although, there can be some variation in that. Sometimes doctors will treat a little bit shorter period. Sometimes they’ll treat a little bit longer period.

So I think they’re still feeling out a little bit, how they’re using the drug in individual patients. There might be a little bit of customization based on the patient situation. But in general, we’re seeing a six-month course of treatment the doctors are employing. So everything looks positive from our standpoint. The insurance coverage is good.

The docs in general are trying out Acthar in their first one or two patients and seeing how those patients do. Of course, it takes them six months or so to see the results, but at this point, now that we’re two full quarters into it with our sales force of 28, we’re seeing some repeat prescribers and we expect to see that increase as we go forward. So no red flags from our standpoint. Everything looks quite encouraging.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Mario, basically the writers are writing, the payers are paying and everything’s good there. Lupus, we’re making appropriate progress on all fronts, a lot of activity. Nothing specific to report, but we wouldn’t have expected to have anything specific to report here. And I can confirm your statement that nothing has happened on the legal front with respect to government inquiries.

Operator: Thank you. Our next question comes from Yale Jen from Roth Capital. Your line is open.

<Q – Yale Jen – Maxim Group Securities>: Thanks for taking the questions, gentlemen. First, just a brief question regarding the breakdown of the revenue in different indications, could you give me some color on that?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Sure. Roughly it’s half MS, one-third nephrotic syndrome, and then the remainder is infantile spasms and other. So just so people aren’t confused, since we’re saying that nephrotic syndrome is now generating scripts that are more valuable than MS, that’s including the current and future value of the nephrotic syndrome scripts versus the current and future value of MS. The MS scripts are consumed almost in a very short time period, like one week, whereas nephrotic syndrome scripts are consumed over a six-month period. But in the quarter, MS was about half of the revenue.

<Q – Yale Jen – Maxim Group Securities>: Okay. Great. And just briefly on MS, two questions here. First one is the speaker bureau program continue developing, and do you see that continue to have value, or you have other thoughts in there?

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<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Steve, you want to answer a question about speaker program for nephrotic syndrome?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yeah. Sure, Yale. That’s obviously an important program for us, as it is for many drugs in our industry. So we’re continuing to look for top caliber speakers. Our plan is to over time continue to improve the group of docs who are experienced with Acthar, who are viewed as real thought leaders in the field and are interested in speaking for us promotionally. And so we’re continuing to do that. We expect that process will be ongoing for quite some time.

In nephrology, we’re doing essentially the same thing, although it’s much earlier at this point. In nephrology we’re really focusing, at this point at least, purely on speaker programs that are geared towards physicians. Whereas, in MS, we’ve been doing that for quite some time, but we’re also now moving into speaker programs that are geared towards patients as well, to help educate patients about the possible benefit of Acthar in treating relapses and build awareness among the patient population in MS.

So we’re not there yet for nephrotic syndrome. At some point, we might get there, but definitely for both of the disease states, we’re very focused on building out our speaker programs and helping to educate docs about Acthar.

<Q – Yale Jen – Maxim Group Securities>: And last question, in the NS is that how many nephrologists so far are prescribing physicians for the last count?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Yeah. We don’t have exact numbers here, Yale, but I would say of the prescriptions that were filled in the quarter, which includes Medicaid and free drug, there were probably about 200 doctors who wrote prescriptions that were filled in the quarter for nephrotic syndrome.

<Q – Yale Jen – Maxim Group Securities>: Great, thanks a lot, and congrats on beating the top and bottom line for the quarter.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Well, thanks.

Operator: Thank you. Our next question comes from Steve Yoo of Leerink Swann. Your line is open.

<Q – Steve Yoo – Leerink Swann LLC>: Thank you for taking the question, and congrats on the excellent quarter. I was wondering, can you tell me, with the current reps for nephrotic syndrome, how many docs can you address, and how many nephrologists could you address after you grow the sales force to 58 reps?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Steve?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yeah. We’re looking at – in nephrotic syndrome, the ultimate target is to probably get up to 4,000, covering about 4,000 doctors. We don’t think we can even quite do that yet with 58. But there’s really – right now, we’re looking at close to 3,000 as a target audience for our expanded group of 58, which is about roughly double, a little bit more than double what we’re actively calling on right now.

<Q – Steve Yoo – Leerink Swann LLC>: Okay. And I was wondering for the lupus program, I know you’re going to be telling us a little bit more data later, but I know when you launched into nephrotic syndrome, you had the Bomback series, the 21 patients with nephrotic syndrome. Will you have similar data that you’re in the process of generating to launch into that indication?

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<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: We probably won’t have something quite that robust, but we’re working on something that will be useful to the rheumatology reps when we get them out there. Steve, you want to add a little color?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yes, I think right now we’re in the process of gaining some patient experience similar to what we went through on the nephrology side. So I think that like nephrology, the nephrotic syndrome indication, the doctors appear to be open, at least the ones we’ve been talking to, appear to be open to relatively small data sets, particularly in patients who are really underserved by the current treatments. They’re kind of scrambling for additional treatment options, and to have something like Acthar, they appear to be open to considering it based on relatively small data sets.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Just one difference for investors to understand is that with nephrology, we had been working with doctors for three years before we started a commercial effort, and with lupus, it’s been more like six months. So we’re initiating the commercial effort much sooner in rheumatology, because we realize in hindsight we probably could have done so in nephrology.

<Q – Steve Yoo – Leerink Swann LLC>: All right. Thank you for taking my questions.

Operator: Thank you. Our next question comes from Chris Holterhoff from Oppenheimer. Your line is open.

<Q – Chris Holterhoff – Oppenheimer Securities>: Hi. Thanks. Just first on MS, I was hoping you could give us an update on the number of unique prescribers, just a rough number and then talk about if that’s in line with your expectations.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Yeah, it is. It’s roughly 500 in the quarter, and certainly in line with our past experience. All the numbers look good, no matter how you slice and dice it. With both MS and nephrology, we don’t see any particular red flags. Everything looks up, especially when you look at it year-over-year. But even sequentially, things look quite normal.

<Q – Chris Holterhoff – Oppenheimer Securities>: Okay. And then it looks like your sales reserves declined to about 14% of gross. And so I’m just wondering where you think this could trend over time and what we could expect at steady state.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Just to give some color on that, I’ll ask Mike Mulroy to provide a little bit more color. But over the last five quarters, those percentages have been 24%, 19%, 15%, 12%, and 14%. So with that backdrop, you want to take a crack at answering that?

<A – Michael Mulroy – Questcor Pharmaceuticals, Inc.>: Yeah. I guess I’d give some remarks that I think we’ve given on prior calls. There isn’t a longer term trend that we expect to continue to see as our adult population disease states that we cover continue to grow, MS and nephrotic syndrome, and potentially other indications in the future relative to, and essentially on a relative basis, flatter, or flat IS business. That should lead our overall Medicaid reserve rate to decline, because the incidence rate in Medicaid for babies is higher than it is for adults.

And so we should continue to see that, though there will be volatility around that. So this quarter is an example of that. We had this late order, which caused a bit of a jump. But there’s also other items that cause period-to-period volatility so it’s hard to kind of straight line it down or draw a regression line and think will you get there. It’s hard to know where it will bottom. But the overall trend should be continuing downward subject again to that volatility.

<Q – Chris Holterhoff – Oppenheimer Securities>: Okay.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: 10% of adults are in Medicaid. It would be tough to see it go much below 10%.

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<Q – Chris Holterhoff – Oppenheimer Securities>: Right.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: And plus, there’s 1% or 2% of non-Medicaid items in the sales reserve adjustment.

<Q – Chris Holterhoff – Oppenheimer Securities>: Right. Okay. And then just wondering if you’ve dosed the first patient in the Phase IIa study in diabetic nephropathy. I think that was supposed to happen sometime in the first half of this year and then just remind us when we might see data from that study?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Okay. David Young, can you give a brief update on the Phase II diabetic nephropathy trial?

<A – David Young – Questcor Pharmaceuticals, Inc.>: Sure. We have a kick-off meeting with investigators very soon, and very soon we’ll be putting the study on ClinTrials.gov. So you can look at it there. We hope in the very near future we’ll be dosing, but the exact date, I can’t say when exactly it’s going to happen. It depends when they can enroll and going through things in terms of recruitment.

So we would hope – we expect it to continue to progress, as we said before, and we’ll have patients definitely for this year. But when exactly the first patient, I can’t give that to you right now.

<Q – Chris Holterhoff – Oppenheimer Securities>: Okay. Fair enough. And then just lastly, wondering if you would like to make any comments on what we’re seeing so far in terms of April script trends?

<A – David Young – Questcor Pharmaceuticals, Inc.>: No, we’re going to hold off on April until we get to our usual numbers at the beginning of May. There’s nothing overly remarkable one way or the other. But we’ll provide you with that color, as we have been traditionally, on the first 10 business days of the month following.

<Q – Chris Holterhoff – Oppenheimer Securities>: Okay. Thanks a lot for taking the questions, and congrats on all the progress.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Thanks, Chris.

Operator: Thank you. Our next question comes from Biren Amin from Jefferies. Your line is open.

<Q – Biren Amin – Jefferies & Co., Inc.>: Yeah. Hi, guys. Thanks for taking my questions. I was wondering if we might be expecting any data at the NKF meeting in a few weeks.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Steve, you got any color there?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yeah, there actually will be some new data at NKF on Acthar, so you should keep your eyes out for that.

<Q – Biren Amin – Jefferies & Co., Inc.>: Okay. And is it specifically around IMN, or diabetic nephropathy? Can you elaborate a little bit on that?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yeah, this data is specific to FSGS.

<Q – Biren Amin – Jefferies & Co., Inc.>: Okay. And then also in regards to this Mayo Clinic study that you cited, Steve, at this Canadian meeting, do you know how many patients of the 16 that enrolled were randomized for the 80 twice weekly dose versus the 40 twice weekly? And also, what’s your assessment of the treatment period, given patients were treated for 120 days, which means it’s about a four-month treatment, which is much shorter than a normal six-month treatment course?

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<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yeah, that study was actually designed. We’re still kind of in the learning phase which in general, we still are with the drug in nephrotic syndrome. So I don’t have the breakdown of 80 versus 40, but we don’t have any conclusions related to which one might be the end dosing regimen, but right now it’s really 80 units. What the investigator in that study, it was part of his conclusion that 80 units looks more effective, but the numbers are small, so it’s hard to conclude anything right now.

<Q – Biren Amin – Jefferies & Co., Inc.>: Okay. And is there a risk that, as a result of the study, that prescribers could start to prescribe 80 with the four-month course, which would equate to about seven vials versus the current 10 vials?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Well, what we’re seeing in practice is that a fair number of patients do require more than four months, six months, even sometimes longer. So I’m not sure that this size of a study would really dramatically impact the treatment period. Like I said, that study was designed early on. It was a little bit shorter than some of the more recently started studies.

If you look at some of the European data on the synthetic version of ACTH, those studies are six months minimum, and some of them have gone up to 12 months. So that seems to be what’s driving the treatment period. And we’ll see. We have data from this. We have some other studies will be coming out later with longer treatment periods. So it’s going to be probably somewhere in that six-month period for treatment and some docs may use a little bit less and some a little bit more.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Biren, the initial goal of therapy is a reduction of 50%, but the real goal is a reduction of 90% in proteinuria. So in order to get the 90%, the docs are probably going to have to keep the patients on the drug longer. And most – from what we’re seeing in practice, if the patient’s proteinuria is coming down in the most recent months, most doctors are asking for another month. Even when they get to month six, if the patient’s proteinuria went down between month five and month six, but hasn’t reached that 90%, many doctors are prescribing a month seven. So, we’re seeing that.

And I wanted to comment for those on the call who might not be all that familiar with nephrotic syndrome. So idiopathic membranous nephropathy and FSGS are subsets of the on-label portion of the reduction of proteinuria associated with nephrotic syndrome for Acthar. Diabetic nephropathy is not on-label so that’s why that’s a Phase II study. Operator?

Operator: Thank you. Our next question comes from Jim Molloy from ThinkEquity. Your line is open.

<Q – James Molloy – ThinkEquity LLC>: Hey, guys. Thanks for taking my question. One of the questions that often comes up is, repeat writers and sort of top percentage or doctors being in the top selling percentage. Can you talk a little bit about how many of the top 10% docs, or how many are in there, and how many docs write once in NS and they’re coming back and writing again? Do you have that data?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: We don’t have all that data here, but what I can tell you is that all the patterns and distributions, whether we look at it by writers or reps or geography, no matter how we slice it, new versus repeat, everything looks normal to us. So we’re quite pleased. There’s not a great portion of heavy writers, but there are some. And there’s a growing number in each category, whether it’s first time writers or second time writers or fourth time writers. So all the data looks pretty good.

<Q – James Molloy – ThinkEquity LLC>: Is there a way to look anecdotally at the first time writer and the odds of getting that writer back to write a second one? I know it takes awhile to run through a scrip load.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: We don’t have that level of fidelity in our information at this point.

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<Q – James Molloy – ThinkEquity LLC>: Fair enough. Then any thoughts on the push-back from managed care? If you do get push back, what’s sort of the biggest hurdles that your managed care group faces and their ability to address those, they getting harder, easier, staying about the same?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Well, the big thing we have going for us here – and I’ll let Steve comment on this a little further. But the big thing we have going for us here is Acthar is generally being used for medical conditions that are really devastating and there are no other therapies, either on-label or other therapies have failed. So that’s the main thing investors need to squarely understand. But with that it’s always a battle to get any prescription approved. Steve, you want to add a little color?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yeah, really the key is to get the office educated, not only the doctor, but the staff to get the right kind of paperwork and documentation into the reimbursement hub. If the staff is able to do that and do it in a timely manner, we generally have very, very high success rates. If they’re slower or they don’t have the staffing in the particular practice to follow up on prior authorization forms, for example, then our success rate is lower. So it’s a constant effort to have the reps informed about the status of the prescriptions by our reimbursement team and then have the reps in there making sure the staff and the doc are following up with whatever needs to be done in order to get the prescription approved.

And generally success rates are very high when we get the right kind of prescriptions in. If there are patients like in MS, for example, who have a history of problematic side effects with steroids and the doctor is able to document that, then our coverage rates are close to 100%. Where the offices are maybe not quite as buttoned up with their documentation, then it’s a bit more of a struggle. So that’s really our biggest challenge is to constantly work with the offices to get the reimbursement hub what they need to lock in coverage.

<Q – James Molloy – ThinkEquity LLC>: Thanks for taking the questions.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Sure.

Operator: Thank you. Our next question comes from Steve Byrne from Bank of America. Your line is open.

<Q – Steve Byrne – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Hi. Just wanted to ask about the target number of reps. You have roughly twice as many neurology reps as nephrology reps. Is that logical based on the market opportunity or target number of docs?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: That’s good question, Steve. And we’re trading off growth with controlling our culture and trying to do a really good job with training, compliance, messaging, and so forth. So as Steve Cartt said, we might want to go to more than 58 in nephrology, eventually. But we felt like doubling was as much as we wanted to take on, was kind of the max we wanted to take on here. There are a lot more neurologists than nephrologists. So we will need more MS reps than nephrology reps. And I think, Steve Cartt, maybe you can comment on this. I think the MS selling effort may require a little bit more interaction with the office than the nephrology.

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yeah, that’s a good point. There tends to be a higher sense of urgency with an MS flare than say an idiopathic membranous patient who has had that condition for many, many years, and now they’re trying Acthar out. So you see that with the turnaround times in the prescriptions for MS, it’s two, three, four days, and in nephrology, it can be a couple of weeks. So having the reps with a relatively small territory in MS so they can be into those office very quickly when they need to be, plus, there’s a much higher level of noise, promotional noise, in the MS offices with all the large MS sales forces. So we have to compete with that. Well, we’re not selling against those products, but we have to compete for attention with the doctors and the staff. So having a higher rep to physician ratio in MS makes a lot more sense.

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As Don said, we stepped up from 28 to 58 in nephrology and we may eventually go higher, but Acthar is a very complex sell because of how we position it, and because of the premium pricing that we have and the level of reimbursement support the reps need to provide. So there’s ton of training that goes into that, and it takes a while for new reps, even very experienced reps, to fully get up to speed. So there’s only so much we can kind of digest at one time when we do an expansion.

<Q – Steve Byrne – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Thank you. That was very helpful.

Operator: Thank you. Our next question comes from Bernard Horn with Polaris Capital. Your line is open.

<Q – Bernard Horn – Polaris Capital Management LLC>: Yes. Good afternoon. And certainly satisfying to see the hard work over all these years start to really bear some fruit, so congratulations to all the staff that’s worked so hard to get there. Just a question on nephrotic syndrome, so with respect to this disease, the proteinuria can lead to the end stage renal disease, as you noted in the slide. Is there any experience yet to indicate whether the onset of ESRD is being delayed or changed? And also is there any usage during dialysis treatment or otherwise where the drug is being used in those indications?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Okay. It’s a really good question. I’ll let Steve Cartt, maybe you can answer the first question. I do know on your second part of that question, with respect to patients on dialysis, we did have one patient who was in an early stage of dialysis, and the doctor provided Acthar to that patient, and the patient came off of dialysis. Their kidney condition improved. But I don’t know enough to answer the first part of the question. Steve Cartt, do you have an answer?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yeah, it’s a great question. It’s kind of the $64,000 question, is can we delay progression to ESRD. We haven’t done any studies to look at that, but these tend to be patients who are fairly advanced cases of nephrotic syndrome, and proteinuria is a key marker of kidney function. So if you put two and two together, if you’re improving on the proteinuria and their kidney function seems to be getting better, then maybe we would have a shot at delaying ESRD. We haven’t done the studies. We can’t really comment definitively on that, but there’s reason to believe that that could be the case in some patients.

<Q – Bernard Horn – Polaris Capital Management LLC>: So you haven’t really – has there been any contact yet with some of the largest dialysis companies? Clearly they have, especially with respect to the changes that we’ve seen in the payment system for dialysis treatments. It would be interesting to see if they would have any interest in using it in their course of treatments to either reduce their costs or get better outcomes, but has there been any contact on that side?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: No, we haven’t done anything in that area. That’s an excellent idea. We’ll have to kick that around.

<Q – Bernard Horn – Polaris Capital Management LLC>: All right, thanks a lot. That’s all I had.

Operator: Thank you. Our next question comes from Patrick Lin from Primarius Capital. Your line is open.

<Q – Patrick Lin – Primarius Capital LLC>: Hi guys. I just have a couple of quick questions. The first is can you share with us maybe some of the upcoming conferences, investment conferences, that you might be at? And then the second question is you guys have been doing a great job in terms of sharing with investors what’s going on. Can you shed some light on what your confidence and visibility is currently versus, as compared to a year ago or two years ago in terms of how the growth is progressing, the execution as well as the strategy, please?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Okay. So we have a Bank of America conference coming up, May 15th or 17th. I don’t think we have an exact date for us yet, or maybe we do. 16th? And then, we have the Jefferies conference in early June, June 4th to 7th in New York City. So Bank of America is in Las Vegas, I think.

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Well, Patrick, I would say that we are – if you had asked us a year ago where we thought we’d be today, and we would – of course, never answer those questions, but had we answered that question, it wouldn’t have been anywhere close to where we ended up. We’re doing so much better than we expected.

The business is basically every stat looks like it’s doubled year-over-year, and of course, that’s wonderful growth. And some of our biggest problems are just in managing the growth and trying to keep pace with all the infrastructure which, again, it’s a wonderful problem.

Our prospects look excellent. We’re in the nascent stages of big markets where we have a position for our product, which basically has no direct competition. We have an excellent group of people who are working every day to make sure that our messaging is consistent that we’re playing within the rules, that we’re getting good reimbursement, and that we’re providing good return to shareholders. So we’re extremely pleased with the progress, and we’re very excited about the prospects for the future.

Acthar is its own pipeline. I think that’s not well understood. And we expect, over time, for more and more people to start to understand that, and see that there’s many, many more uses for this drug.

<Q – Patrick Lin – Primarius Capital LLC>: Great. Thank you very much.

Operator: Thank you. I show no further questions at this time and would like to turn the conference back to management for further remarks.

Don Bailey

Thanks, everybody for attending and we look forward to speaking with you along the way. Take care.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program, and you may all disconnect at this time.

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